File No. 70-9869





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 2
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under

                 The Public Utility Holding Company Act of 1935


                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)


                              THE SOUTHERN COMPANY


             (Name of top registered holding company parent of each
                             applicant or declarant)

                            Tommy Chisholm, Secretary
                              The Southern Company

                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303

                   (Names and addresses of agents for service)

  The Commission is requested to mail signed copies of all orders, notices and communications to:

      Gale E. Klappa                                  John D. McLanahan, Esq.
 Financial Vice President                              Troutman Sanders LLP
   The Southern Company                             600 Peachtree Street, N.E.
270 Peachtree Street, N.W.                                  Suite 5200
  Atlanta, Georgia  30303                          Atlanta, Georgia  30308-2216

                              INFORMATION REQUIRED

Item 6.    Exhibits and Financial Statements

           (a)    Exhibits.

                  G-4      - Draft of notice of annual meeting of stockholders
                             and proxy statement.



                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 5, 2001                               THE SOUTHERN COMPANY


                                                    By: /s/Tommy Chisholm
                                                        Tommy Chisholm
                                                        Secretary